                                   EXHIBIT 12
                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

                    COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                           ---------------------------------
                                                           2005   2004   2003   2002   2001
                                                           ----   ----   ----   ----   -----
                                                                 (DOLLARS IN MILLIONS)
Income (loss) before cumulative effect of change in
  accounting principle...................................  $ 58   $ 15   $ 26   $ 31   $(131)
Add:
  Interest expense.......................................   130    179    149    141     170
  Portion of rentals representative of the interest
     factor..............................................    12     11     11     11      10
  Income tax expense (benefit) and other taxes on
     income..............................................    25    (24)    (7)    (7)     50
  Minority interest......................................     2      4      6      4      --
  Amortization of interest capitalized...................     2      1      1      1       1
  Undistributed (earnings) losses of affiliated companies
     in which in less than a 50% voting interest is
     owned...............................................    (1)    --      2      2       1
                                                           ----   ----   ----   ----   -----
     Earnings as defined.................................  $228   $186   $188   $183   $ 101
                                                           ====   ====   ====   ====   =====
Interest expense.........................................  $130   $179   $149   $141   $ 170
Interest capitalized.....................................     3      2      4      4       3
Portion of rentals representative of the interest
  factor.................................................    12     11     11     11      10
                                                           ----   ----   ----   ----   -----
     Fixed charges as defined............................  $145   $192   $164   $156   $ 183
                                                           ====   ====   ====   ====   =====
Ratio of earnings to fixed charges.......................  1.57   0.97   1.15   1.17    0.55
                                                           ====   ====   ====   ====   =====

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NOTE: Earnings were inadequate to cover fixed charges by $6 million and $82 million for the years ended December 31, 2004, and 2001, respectively.

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